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                                            File No. 333-65009
                                            Filed under Rule 424(b)(3)


              GOLDEN AMERICAN INSURANCE COMPANY

                    PROSPECTUS SUPPLEMENT

                   DATED FEBRUARY 18, 1999


                      Supplement to the
            Prospectus dated December 7, 1998 for
  DEFERRED COMBINATION VARIABLE AND FIXED ANNUITY CONTRACT
                           issued
          by Golden American Life Insurance Company
        (the "GoldenSelect Premium Plus Prospectus")

                         __________


  This supplement should be retained with your Prospectus.



The   following  information  supplements  the  GoldenSelect
Premium Plus Prospectus. Capitalized terms have the meanings described in the Prospectus.

For any Contract whose Owner (older Owner in the case of joint owners) or Annuitant (when the Owner is not an individual) has an Attained Age of less than 70, Golden American Life Insurance Company ("Golden American") will add a Credit of 5% to any premium paid on any existing or new Contract on or after March 1, 1999, with one exception which is described below. This 5% Credit consists of a 4% contractual guarantee and a 1% credit enhancement. The credit enhancement on future premium payments (but not the contractual guarantee) may be reduced or eliminated at Golden American's option at anytime with 30 days notice.

EXCEPTION TO ADDITION OF 1% CREDIT ENHANCEMENT: Because of potential interest rate differences, premium payments for exchange transactions under Section 1035 of the Internal Revenue Code pending on March 1, 1999 may not receive the 5% Credit. Any eligible application with one or more fixed allocations selected, and for which Golden American has not yet received funding, will receive the 4% Credit as described in the prospectus unless the applicant requests otherwise in writing, subject to our rules, prior to our receipt of the funding. In addition to receiving the credit enhancement, the fixed allocation(s) provided for in the contract when issued will be subject to interest rates (which may be lower) then in effect at issue.



G3760-Credit 02/98                              PPCredit.doc